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                                                                    EXHIBIT 10.1



                                PROMISSORY NOTE


$850,000                                                      New York, New York
6%                                                             October 25, 1996


            FOR VALUE RECEIVED, the undersigned, New World Coffee, Inc., a Delaware corporation ("Maker") with offices at 379 West Broadway, New York, New York 10012 promises to pay to the order of Barry H. Levine ("Payee") an individual residing at 19 Sachem Road, Branford, Connecticut 06405, or at such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States of America, the sum of Eight Hundred and Fifty Thousand Dollars ($850,000), plus interest from the date of this Note on the unpaid balance. All principal and interest is to be paid without setoff or counterclaim as set forth below. Maker further agrees as follows:

SECTION 1.  INTEREST RATE.
            -------------

            (a) Interest shall accrue at a rate equal to six percent (6%) per annum. Such rate shall not be compounded.

            (b) Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed. After maturity (whether by acceleration or otherwise, and before as well as after judgment), all unpaid principal and interest shall bear interest until it is paid at a rate equal to four percent (4%) per annum in excess of the rate otherwise applicable to the unpaid balance under this Note.

            (c) All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced by this Note exceed the maximum amount permissible under applicable law. If from any circumstance Payee should ever receive

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as interest an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest.

SECTION 2.  PAYMENTS.
            --------

            (a) Principal and interest shall be due and payable as follows:

                (i) Principal shall be paid in two installments: the sum of $300,000 shall be paid on January 5, 1998 and the sum of $550,000 shall be paid on January 5, 1999.

                (ii) Other than the final interest payment, interest accruing shall be paid on the 15th day of October of each year commencing on October 15, 1997. With respect to the final interest payment, all interest accruing from October 15, 1998 until January 4, 1999 shall be paid on January 5, 1999.

            (b) In the event that there is a Change-of-Control, (as defined in the Stock Purchase Agreement, dated as of October 1, 1996 (the "Agreement") by and among the Payee, Robert B. Williams, Willoughby's Incorporated (the "Company") and the Maker) and the acquirer has a net worth less than the current net worth of Payee, then the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable.

            (c) Maker shall have the right to prepay this Note in full or in part at any time, without premium or penalty. All prepayments shall be applied first to accrued interest and then to principal.

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SECTION 3.  SECURITY.
            --------

            This Note is secured by and entitled to the benefits of a certain Stock Pledge and Escrow Agreement of even date herewith (the "Security Agreement") pursuant to which the Maker has (i) pledged 790 shares of capital stock of the Company to the Payee and Robert B. Williams ("Williams") and (ii) assigned the Willoughby's Coffee & Tea trademark and tradename.

SECTION 4.  CONVERSION.
            ----------

            This Note may be converted, at the option of the Payee, subject to the conditions set forth below, at a conversion price equal to a 10% discount to the closing public sale price of the Maker's common stock, par value $.01 per share (the "Common Stock") on the date the Payee delivers notice to the Maker of its election to convert. The closing public sale price ("Public Sale Price") shall be the average closing bid and asked price as reported in the Wall Street Journal for the five trading days immediately preceding the date on which the Payee delivers notice of its election to convert. This Note shall be converted only in minimum principal amounts of $50,000. This Note shall not be convertible prior to April 15, 1997 or at any time that the closing Public Sale Price is less than 6 1/8. The Payee shall have incidental or "piggy-back" registration rights with respect to the Purchaser's Common Stock issued upon conversion of this Note.

SECTION 5.  DEFAULT.
            -------

            It shall be an event of default ("Event of Default"), and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

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            (a) any failure on the part of Maker to make any payment when due, whether by acceleration or otherwise, and the continuation of such failure for a period of thirty (30) days after the applicable due date;

            (b) any failure on the part of Maker to make any payment when due, whether by acceleration or otherwise, on the note dated the date hereof (the "2nd Note") and delivered to Robert B. Williams, and the continuation of such failure for a period of thirty (30) days after the applicable due date;

            (c) any failure on the part of Maker to keep or perform any of the terms or provisions (other than payment) of this Note, the 2nd Note, the Security Agreement or Section 2.1(b)(iii) of the Agreement, which failure is not cured within ten (10) days. Notwithstanding the foregoing, if the breach cannot be cured within thirty (30) days, Maker shall not be in default so long as Maker commences cure and thereafter proceeds to completion;

            (d) Maker shall close the Branford store or any New Haven store or the Branford roasting plant without the prior written consent of the Payee and Robert B. Williams, which consent shall not be unreasonably withheld;

            (e) Maker shall sell (i) a material portion of the Company's assets other than in the ordinary course of business or (ii) all or substantially all of the Company's assets to an entity with a net worth less than the Maker's current net worth;

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            (f) Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

            (g) a proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against it, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof;

            (h) Maker consents to or suffers the appointment of a receiver, trustee or custodian to any substantial part of its assets that is not vacated within thirty (30) days;

            (i) the dissolution, termination of existence, or insolvency of Maker;

SECTION 6.  JURISDICTION.
            ------------

            Maker irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the county and state of New York in connection with any action or proceeding arising out of or relating to, or breach of, this Note.

SECTION 7.  WAIVERS.
            -------

            (a) Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

            (b) Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each

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such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.

            (c) Maker agrees that in the event Payee demands or accepts partial payment of this Note, such demand or acceptance shall not be deemed to constitute a waiver of any right to demand the entire unpaid balance of this Note at any time in accordance with the terms of this Note.

            (d) In any action or proceeding arising out of or relating to this Note, Maker waives (to the full extent permitted by law) all right to a trial by jury or to plead as a defense any statute of limitations or any other similar law or equitable doctrine.

SECTION 8.  ASSIGNMENT OF NOTE.
            ------------------

            Subject to the conditions set forth in the Agreement, Maker may assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger of Maker, with or into another corporation) without the prior written consent of Payee. This Note may be assigned at any time by Payee. Maker agrees not to assert against any assignee of this Note any claim or defense which Maker may have against any assignor of this Note.

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SECTION 9.  MISCELLANEOUS.
            -------------

            (a) This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

            (b) This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such state's principles of conflict of laws.

            (c) Subject to Section 8, the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

            (d) If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

            (e) The singular includes the plural. The term "Maker" shall be deemed to refer to the undersigned Maker and in the event of an assignment of this Note, the successor assignor or assignors and as to each successive additional assignment, such successor assignor or assignors. The term "Payee" shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

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            (f) All notices, consents, or other communications provided for in this Note or otherwise required by law shall be in writing and may be given to or made upon the respective parties at the addresses set forth in the preamble hereof. Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

            IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

                          NEW WORLD COFFEE, INC.


                          By:___________________________________________________
                             Name:  Jerold Novack
                             Title: Chief Financial Officer

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